UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

August 13, 2003
(Date of Report)

ALASKA AIR GROUP, INC.

(Exact name of registrant as specified in its charter)
Commission file number 1-8957

Delaware	91-1292054
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

19300 Pacific Highway South, Seattle, Washington 98188
(Address of principal executive offices)
(206) 392-5040
(Registrant’s telephone number)

ITEM 9. Regulation FD Disclosure
Signature

ITEM 9. Regulation FD Disclosure

In accordance with General Instruction B.2 of Form 8-K, the following information shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing. This Report will not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

References in this report on Form 8-K to “Air Group,” “the Company,” “we,” “us,” and “our” refer to Alaska Air Group, Inc. and its subsidiaries, unless otherwise specified. Alaska Airlines, Inc. and Horizon Air Industries, Inc. are referred to as “Alaska” and “Horizon,” respectively, and together as our “airlines.”

FORWARD-LOOKING INFORMATION

This report may contain forward-looking statements that are based on the best information currently available to management. These forward-looking statements are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are indicated by phrases such as “will,” “should,” “the Company believes,” “we expect” or any other language indicating a prediction of future events. There can be no assurance that actual developments will be those anticipated by the Company. Actual results could differ materially from those projected as a result of a number of factors, some of which the Company cannot predict or control. For a discussion of these factors, please see Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company expressly disclaims any duty to update these projections, and makes no representation as to their continued accuracy in the event it does not provide such updates.

Third Quarter 2003

	Forecast	Change
	Q3	Yr/Yr
Alaska Airlines
Capacity (ASMs in millions)	5,675	9.0%
Fuel gallons (000,000)	92.7	7.0%
Cost per ASM excluding fuel (cents)	7.9	(2.7%)

Alaska’s July traffic increased 15.2% to 1.506 billion revenue passenger miles (RPMs) from 1.308 billion flown a year earlier. Capacity during July was 2.0 billion available seat miles (ASMs), 10.5% higher than the 1.810 billion in July 2002.

The passenger load factor (the percentage of available seats occupied by fare paying passengers) for July 2003 was 75.3%, compared to 72.2% in July 2002. The airline carried 1,551,300 passengers compared to 1,400,300 in July 2002.

For July 2003, RASM increased by 3.3% as compared to July 2002. This increase in RASM is primarily due to an increase in load factor, partially offset by a slight decrease in yield.

Horizon Air
Capacity (ASMs in millions)	705	7.5%
Fuel gallons (000,000)	14.6	(0.7%)
Cost per ASM excluding fuel (cents)	14.6	(1.2%)

Horizon’s July traffic increased 15.4% to 166.4 million RPMs from 144.3 million flown a year earlier. Capacity for July was 244.7 million ASMs, 8.6% higher than last year’s 225.2 million.

The passenger load factor for July 2003 was 68.0%, compared to 64.1% last July. The airline carried 483,200 passengers compared to 446,000 in July 2002.

For July 2003, RASM increased by 7.8% as compared to July 2002. This increase in RASM is primarily due to increases in yield and load factor.

Capacity Estimates for 2003
Provided below are capacity (ASMs in millions) for the full year of 2003:

Alaska Airlines capacity	20,721	7.0%
Horizon Air capacity	2,614	7.7%

Other Financial Information

Cash and Short-Term Investments

Cash and short-term investments amounted to approximately $699 million at July 31, 2003 compared to $722 million at June 30, 2003. The decrease of $23 million is principally due to benefit plan contributions, debt repayments and an increase in restricted deposits, partially offset by cash flows from operations.

Fuel Cost per Gallon (including realized hedging gains)

	Cost per Gallon	% Change from Prior Year

Alaska:
July	84.8 cents	10.8%
Horizon:
July	87.1 cents	12.7%

Current fuel hedge positions for Alaska and Horizon are as follows:

	Approximate % of
	Expected Fuel	Approximate Crude Oil
	Requirements	Price per Barrel

June – December 2003	35%	$22
January – December 2004	12%	$26
January – June 2005	10%	$24

Operating Fleet Plan

Provided below are estimated changes in the Alaska and Horizon fleets for 2003:

			Estimated
			Change
		On Hand	During
	Seats	YE 2002	2003

Alaska Airlines
B737-200C	111	9
B737-400	138	40
B737-700	120	16	6
B737-900	172	6	5
MD-80	140	31	(4)

Total		102	7

Horizon Air
Dash 8-100/200	37	28
Dash 8-400	70	15
F-28	69	4	(4)
CRJ 700	70	16	2

Total		63	(2)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

     ALASKA AIR GROUP, INC.

Registrant

Date: August 13, 2003

/s/ Terri K. Maupin

Terri K. Maupin
Staff Vice President/Finance and Controller

/s/ Bradley D. Tilden

Bradley D. Tilden
Executive Vice President/Finance and Chief Financial Officer